Exhibit 8.1

[Letterhead of Debevoise & Plimpton LLP]

May 7, 2015

Principal Financial Group, Inc.
711 High Street

Des Moines, Iowa 50392

Principal Financial Group, Inc.
 4.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2055

To those concerned:

We have acted as counsel to Principal Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) a Registration Statement on Form S-3 (File No. 333-195749), filed with the Commission on May 7, 2014 (the “Registration Statement”), (ii) a prospectus, dated May 7, 2014, relating to junior subordinated debt securities to be issued by the Company, filed as part of the Registration Statement (the “Prospectus”), (iii) a final prospectus supplement, dated May 4, 2015, as filed with the Commission pursuant to Rule 424(b) of the Act (the “Prospectus Supplement”) and relating to the Prospectus and the Company’s 4.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2055 (the “Notes”), and (iv) a pricing supplement, dated May 4, 2015, as filed with the Commission pursuant to Rule 424(b) of the Act and relating to the issuance and sale of the Notes by the Company (the “Pricing Supplement”).  The issuance and sale of the Notes by the Company occurred pursuant to (a) the Junior Subordinated Indenture, dated as of May 7, 2015, entered into between the Company, Principal Financial Services, Inc. (the “Subsidiary Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as indenture trustee, supplemented by a supplemental indenture with respect to the Notes, and (b) the Underwriting Agreement, dated as of May 4, 2015, between the Company and the underwriters party thereto.  The Notes are fully, unconditionally, and irrevocably guaranteed by the Subsidiary Guarantor pursuant to the Guarantee, dated as of May 7, 2015, from the Subsidiary Guarantor to The Bank of New York Mellon Trust Company, N.A., as trustee, for the benefit of the holders of the Notes.  In connection with rendering this opinion, we have also received letters from the Company setting forth certain representations, and in rendering this opinion we have assumed the correctness of all such representations.

We hereby confirm to you our opinion as set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations, qualifications and assumptions set forth therein and herein.

Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation.  Our opinion is limited to the matters specifically addressed herein, and no other opinion is implied or may be inferred.  Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion expressed herein.

We consent to the filing of this letter as an exhibit to the Company’s Registration Statement to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement and to the use of our name under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP